As filed with the Securities and Exchange Commission on July 25, 2002

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

F.N.B. Corporation

(Exact name of registrant as specified in its charter)

Florida	25-1255406

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

F.N.B. Center, 2150 Goodlette Road North, Naples, Florida 34102

(Address of Principal Executive Offices) (Zip Code)

Roger Bouchard Insurance, Inc. 401(k) Plan

(Full Title of the Plan)

Gary L. Tice, President and Chief Executive Officer
F.N.B. Corporation
F.N.B. Center
2150 Goodlette Road North
Naples, Florida 34102
(239) 262-7600

(Name, address, telephone number, including
area code, of agent for service)

Copies Requested to:
Robert C. Schwartz, Esq.
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E., Suite 3100
Atlanta, Georgia 30309
(404) 815-3500

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share(2)	Price(2)	Registration Fee

Common stock, $0.01 par value(1)	35,000 Shares	$26.845	$939,575	$86.44

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the F.N.B. Corporation 401(k) Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based upon the average of the high and low reported prices of the common stock on the Nasdaq National Market on July 23, 2002.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by FNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents:

1.	FNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

2.	FNB’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002;

3.	FNB’s Current Reports on Form 8-K filed February 28, 2002 (as amended on March 29, 2002) and July 24, 2002; and

4.	The description of FNB’s common stock contained in FNB’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments and reports updating such description.

Item 5.   Interests of Named Experts and Counsel.

     The validity of the common stock registered hereby will be passed upon by James G. Orie, Corporate Counsel of FNB. Mr. Orie owns shares of FNB common stock and holds options to purchase shares of FNB common stock in an amount which does not exceed 0.05% of FNB’s outstanding shares of common stock.

Item 6.   Indemnification of Directors and Officers.

     The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful.

     In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     FNB’s Articles of Incorporation provide that FNB shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of FNB or otherwise) arising out of their service to FNB or to another organization at FNB’s request, or because of their positions with FNB. The Articles further provide that FNB may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not FNB would have the power to indemnify him against such liability by law or under the provisions of this paragraph.

     FNB’s Bylaws provide that to the fullest extent permitted by law, no director of FNB shall be personally liable for monetary damages for any action taken, or any failure to take any action.

Item 8.   Exhibits.

     The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of F.N.B. Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001).

4.2	Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001).

5.1	Opinion of James G. Orie, Corporate Counsel of FNB.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of James G. Orie, Corporate Counsel of FNB (contained in his opinion filed as Exhibit 5.1).

24.1	Powers of Attorney.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on this 25th day of July, 2002.

F.N.B. CORPORATION

By: /s/ Thomas E. Fahey Thomas E. Fahey Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter Mortensen	Chairman of the Board	July 25, 2002

* Gary L. Tice	President, Chief Executive Officer and Director	July 25, 2002

*	Vice Chairman	July 25, 2002

Stephen J. Gurgovits

/s/ Thomas E. Fahey Thomas E. Fahey	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2002

*	Director	July 25, 2002

G. Scott Baton

*	Director	July 25, 2002

Alan C. Bomstein

*	Director	July 25, 2002

William B. Campbell

* Charles T. Cricks	Director	July 25, 2002

Henry M. Ekker	Director	July 25, 2002

* James W. Lindsay	Director	July 25, 2002

* Edward J. Mace	Director	July 25, 2002

* Harry F. Radcliffe	Director	July 25, 2002

* William J. Strimbu	Director	July 25, 2002

* Earl K. Wahl, Jr.	Director	July 25, 2002

* Archie O. Wallace	Director	July 25, 2002

* R. Benjamin Wiley	Director	July 25, 2002

* By: /s/ Thomas E. Fahey

Thomas E. Fahey, Attorney in Fact

Exhibit Index

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of F.N.B. Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001)

4.2	Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001)

5.1	Opinion of James G. Orie, Corporate Counsel of FNB

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of James G. Orie, Corporate Counsel of FNB (contained in his opinion filed as Exhibit 5.1)

24.1	Powers of Attorney